Exhibit 10.1

GALECTO, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 7, 2024 is made by and among Galecto, Inc., a Delaware corporation (“Buyer”), Bridge Medicines LLC, a Delaware limited liability company (the “Seller”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of the Buyer.

WHEREAS, concurrently with the entry into this Agreement, Buyer and Seller are entering into an Asset Purchase Agreement, dated of even date herewith (the “Asset Purchase Agreement”), providing for, among other things, the Buyer to purchase from Seller the Purchased Assets (as defined in the Asset Purchase Agreement) in consideration of the issuance of shares of Buyer Common Stock (as defined in the Asset Purchase Agreement) and shares of Buyer Convertible Preferred Stock (as defined in the Asset Purchase Agreement) to Seller pursuant to the terms of the Asset Purchase Agreement;

WHEREAS, as of the date hereof, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, holds options to purchase Shares (“Buyer Options”) and/or holds restricted stock units to acquire Shares (“Buyer Restricted Stock Units”), and such other rights to acquire Shares, as the case may be, in each case in the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Buyer and Seller to enter into the Asset Purchase Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of, and a condition to, Buyer’s and Seller’s entering into the Asset Purchase Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Buyer and Seller agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Buyer or any adjournment or postponement thereof, with respect to the Buyer Stockholder Matters, Stockholder shall, or shall cause the holder of record on any applicable record date to:

(a) appear at such meeting (in person or by proxy) or otherwise cause the Shares and New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares and any New Shares that Stockholder shall be entitled to so vote (the “Covered Shares”): (i) in favor of (A) the Buyer Stockholder Matters, and (B) against any proposals, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the approval of the Buyer Stockholder Matters; and (ii) to approve any proposal to adjourn or postpone the applicable meeting to a later date, if there are not sufficient votes for the approval of the Buyer Stockholder Matters on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier of (a) the Stockholder Approval (as defined in the Certificate of Designations), (b) the mutual written agreement of the parties to terminate this Agreement, or (c) the first anniversary of the Closing Date.

3. Additional Acquisitions. Stockholder agrees that any shares of capital stock or other equity voting securities of Buyer that Stockholder acquires or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Buyer Options, settlement of Buyer Restricted Stock Units or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly (a) sell, assign (directly or indirectly), transfer, tender, pledge, exchange, gift, grant, or placement in trust or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)), or offer to do any of the foregoing (each, a “Transfer”) any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) to any Covered Shares, (b) deposit any Covered Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Covered Shares or grant any proxy or power of attorney with respect thereto inconsistent with Stockholder’s obligations under Section 1 of this Agreement, (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) to any Covered Shares, or (d) take any action that would reasonably be expected to make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Covered Shares or would otherwise prevent or disable Stockholder from performing any of Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, Stockholder may make (1) Transfers by will or by operation of Law or other Transfers for estate-planning purposes, (2) with respect to Stockholder’s Buyer Options (and any Shares underlying such Buyer Options) which expire on or prior to the Expiration Date, Transfers of Shares to Buyer (or effecting a “net exercise” of a Buyer Option) as payment for the (i) exercise price of Stockholder’s Buyer Options and (ii) taxes applicable to the exercise of Stockholder’s Buyer Options, (3) with respect to Stockholder’s Buyer Restricted Stock Units, (i) transfers for the net settlement of Stockholder’s Buyer Restricted Stock Units settled in Shares (to pay tax withholding obligations) or (ii) transfers for receipt upon settlement of Stockholder’s Buyer Restricted Stock

Units, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Stockholder as a result of such settlement, (4) if Stockholder is an entity, partnership or limited liability company, a Transfer to one or more equityholders, partners or members of Stockholder or to an affiliated person, corporation, trust or other entity controlling or under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a support agreement in substantially the form hereof, (5) make Transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, and (6) Transfers as Seller may otherwise agree in writing in its sole discretion. If any voluntary or involuntary Transfer of any Shares covered hereby shall occur (including a Transfer permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, and as a condition of receipt if such Transfer or sale, the transferee shall sign a written acknowledgement of such applicability or a joinder hereto.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Buyer and Seller as follows:

(a) If Stockholder is an entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of Buyer and Seller, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) Stockholder beneficially owns the number of Shares and other rights with respect to Shares indicated opposite Stockholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or Seller in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6. Irrevocable Proxy. By execution of this Agreement, Stockholder does hereby appoint the Buyer and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney-in-fact and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Covered Shares, to vote or cause to be voted, if Stockholder fails to vote his, her or its Covered Shares, solely with respect to the matters and in the manner set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes (or agrees to cause to be revoked) any proxy previously granted by Stockholder with respect to the Covered Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Buyer and Seller to enter into the Asset Purchase Agreement and that such proxy is given to secure the obligations of the Stockholders under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares inconsistent with its obligations under Section 1 of this Agreement until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy and power of attorney shall automatically terminate upon the Expiration Date.

7. [Reserved]

8. No Legal Actions. Stockholder will not in its capacity as a stockholder of Buyer bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Asset Purchase Agreement constitutes a breach of any fiduciary duty of the Buyer Board or any member thereof.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

10. Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Buyer and/or holder of Buyer Options and/or Buyer Restricted Stock Units and not in Stockholder’s capacity as a director, officer or employee of Buyer or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Buyer in the exercise of his or her fiduciary duties consistent with the terms of the Asset Purchase Agreement as a director and/or officer of Buyer or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Buyer or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer or Seller any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Buyer or Seller may reasonably request for the purpose of effectively obtaining approval of the Buyer Stockholder Matters.

14. Disclosure. Stockholder hereby agrees that Buyer and Seller may publish and disclose in the Proxy Statement and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement or in any other filing made by Buyer or Seller as required by Law or the terms of the Asset Purchase Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated by the Asset Purchase Agreement, all subject to prior review and a reasonable opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication about the transactions contemplated by the Asset Purchase Agreement without the prior written consent of Buyer and Seller, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Buyer or Seller pursuant to the Asset Purchase Agreement; provided, further, that the foregoing shall not affect any actions of Stockholder the prohibition of which would be prohibited under applicable Law and shall not prohibit Stockholder or its affiliates from making any publicly-available filings required by applicable law, regulation or legal process.

15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), or by electronic transmission (upon confirmation of receipt of transmission) to Seller or Buyer, as the case may be, in accordance with Section 7.3 of the Asset Purchase Agreement and to Stockholder at his, her or its address or email address (upon confirmation of receipt of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. No Waivers. No waivers of any breach of this Agreement extended by Buyer or Seller to Stockholder shall be construed as a waiver of any rights or remedies of Buyer or Seller, as applicable, with respect to any other stockholder of Buyer who has executed an agreement substantially in the form of this Agreement or with respect to any subsequent breach of Stockholder or any other stockholder of Buyer. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any Action between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such Action shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such Action in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 15 of this Agreement.

20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any Action related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Buyer Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Buyer, this Agreement, the Asset Purchase Agreement and the transactions contemplated in the Asset Purchase Agreement, (b) the Asset Purchase Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Buyer, Seller and Stockholder.

24. Fees and Expenses. Except as otherwise specifically provided herein, the Asset Purchase Agreement or any other agreement contemplated by the Asset Purchase Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

26. Definition of Asset Purchase Agreement. For purposes of this Agreement, the term “Asset Purchase Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not change the form of consideration payable under the Asset Purchase Agreement, in a manner materially adverse to Stockholder or (b) have been agreed to in writing by Stockholder.

27. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:

Signature Page to Buyer Support Agreement

EXECUTED as of the date first above written.

GALECTO, INC.

By:
Name:
Title:

BRIDGE MEDICINES LLC

By:
Name:
Title:

Signature Page to Buyer Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Buyer Common Stock	Buyer Options	Buyer Restricted Stock Units